UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 9, 2014

Hampton Roads Bankshares, Inc.

(Exact name of registrant as specified in its charter)

Virginia	001-32968	54-2053718
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

641 Lynnhaven Parkway, Virginia Beach, VA 23452

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (757) 217-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 9, 2014, Hampton Roads Bankshares, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with the U.S. Department of the Treasury (the “Selling Shareholder”), Sandler O’Neill & Partners, L.P., as lead underwriter, and Keefe, Bruyette & Woods, Inc., as qualified independent underwriter, in connection with the offering by the Selling Shareholder of 2,089,022 shares of the Company’s common stock at a price of $1.57 per share (the “Offering”). The Company will not receive any proceeds from the offering.

The offering will be made only by means of a prospectus supplement and accompanying base prospectus, copies of which may be obtained from Sandler O’Neill & Partners, L.P., 1251 Avenue of the Americas, 6th Floor, New York, NY 10020 ((866) 805-4128), attention James Furey (jfurey@sandleroneill.com) and from Keefe, Bruyette & Woods, Inc., 787 Seventh Avenue, 4th Floor, New York, New York 10019 ((800) 966-1559), attention Equity Capital Markets. A copy of the prospectus supplement and accompanying base prospectus may also be obtained at no charge at the Securities and Exchange Commission’s website at www.sec.gov.

The shelf registration statement relating to the foregoing has previously been filed with, and declared effective by the Securities and Exchange Commission. This Form 8-K does not constitute an offer to sell or a solicitation of an offer to buy the shares of the Company’s common stock or any other securities, nor will there be any sale of the shares of the Company’s common stock or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Ex. 1.1	Underwriting Agreement, dated April 9, 2014, among Hampton Roads Bankshares, Inc., the United States Department of the Treasury, Sandler O’Neill & Partners, L.P. and Keefe, Bruyette & Woods, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hampton Roads Bankshares, Inc.

Date: April 9, 2014	/s/ Douglas J. Glenn
Douglas J. Glenn
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

Ex. 1.1	Underwriting Agreement, dated April 9, 2014, among Hampton Roads Bankshares, Inc., the United States Department of the Treasury, Sandler O’Neill & Partners, L.P. and Keefe, Bruyette & Woods, Inc.